Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NeoPharm, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-03725, 333-66365, and 333-104586 on Form S-8 and 333-109340 on Form S-3 of NeoPharm, Inc. of our reports dated March 14, 2005, with respect to the consolidated balance sheets of NeoPharm, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2004 annual report on Form 10-K of NeoPharm, Inc.

/s/ KPMG LLP
Chicago, Illinois
March 16, 2005